EXHIBIT 99.2
JOINT FILING AGREEMENT
This joint filing agreement (this “Agreement”) is made and entered into as of May 21, 2018, by and between Wheaton Precious Metals Corp. and Wheaton Precious Metals International Ltd.
The parties to this Agreement agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5, Schedule 13D or Schedule 13G, and any and all amendments thereto, and any other document relating thereto required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended.
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

[Signatures appear on following page]

WHEATON PRECIOUS METALS CORP.

By:	/s/ Curt Bernardi
Name: Curt Bernardi
Title: Senior Vice President, Legal and Corporate Secretary

WHEATON PRECIOUS METALS INTERNATIONAL LTD.

By:	/s/ Nik Tatarkin
Name: Nik Tatarkin
Title: President